UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2012

ATKORE INTERNATIONAL HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-174689	80-0661126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16100 South Lathrop Avenue

Harvey, Illinois 60426

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (708) 339-1610

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, on February 29, 2012, Atkore International, Inc. (the “Company”), a subsidiary of Atkore International Holdings Inc., announced that Karl J. Schmidt, the Company’s former Vice President and Chief Financial Officer, would be leaving the Company.

On April 23, 2012, the Company entered into a definitive Separation Agreement and General Release with Mr. Schmidt with an effective date of April 15, 2012 (the “Separation Agreement”). Mr. Schmidt left the Company on April 15, 2012 (the “Separation Date”). Pursuant to the terms of the Separation Agreement, Mr. Schmidt will receive a cash severance payment of $584,000, which consists of 12 months base salary plus his target annual bonus, payable in equal installments over the 12-month period following the Separation Date (the “Severance Period”). Mr. Schmidt also will receive continued participation in the Company’s medical, dental, vision and health care reimbursement plans at the same level as senior executives of the Company and at active rates during the Severance Period. Mr. Schmidt will be subject to non-competition and non-solicitation restrictions for one and two years, respectively, as well as ongoing obligations of confidentiality and non-disparagement.

Pursuant to a Stock Repurchase Agreement, attached to the Separation Agreement as Appendix 2 (the “Stock Repurchase Agreement”), Atkore International Group Inc. (“Atkore Group”) will repurchase 35,050 shares of common stock of Atkore Group (“Shares”) currently held by Mr. Schmidt at a purchase price equal to (a) $320,000, plus (b) the product of 3,050 and the fair market value per share as of June 2, 2012. In addition, in accordance with the terms of the Company’s Stock Incentive Plan: (i) Mr. Schmidt’s 19,200 vested options to purchase Shares may be exercised for 90 days following the Separation Date, after which time such options will be forfeited if unexercised; and (ii) Mr. Schmidt’s unvested options to purchase Shares shall be forfeited as of the Separation Date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 24, 2012	ATKORE INTERNATIONAL HOLDINGS INC.

	By:	/s/ John P. Williamson
	Name:	John P. Williamson
	Title:	President and Chief Executive Officer